FOR IMMEDIATE RELEASE

Lincoln Financial Group reports second Quarter 2020 Results

_______________________________________

❖	Net loss EPS of $(0.49) and adjusted operating EPS of $0.97
❖	Results included elevated claims experience from COVID-19 estimated to be $(0.65) to $(0.75) and below targeted alternative investment income of $(0.62)
❖	General and administrative expenses improved 7%
❖	Holding company available liquidity of $774 million

Radnor, PA, August 5, 2020 –  Lincoln Financial Group (NYSE: LNC) today reported net loss for the second quarter of 2020 of $(94) million, or $(0.49) per diluted share available to common stockholders, compared to net income in the second quarter of 2019 of $363 million, or $1.79 per diluted share available to common stockholders. Second quarter adjusted income from operations was $187 million, or $0.97 per diluted share available to common stockholders, compared to adjusted income from operations of $478 million, or $2.36 per diluted share available to common stockholders, in the second quarter of 2019.

“Second quarter results were impacted by elevated claims experience from COVID-19 and negative returns within our alternative investment portfolio, consistent with our expectations,” said Dennis R. Glass, president and CEO of Lincoln Financial Group. “Based on what we know today, we expect earnings to recover to more normal levels in the third quarter, excluding potential impacts from our annual assumption review. During these unpredictable times, we remain focused on further improving our already strong balance sheet, achieving appropriate returns on capital, and executing initiatives to improve productivity and lower expenses, which will drive long-term shareholder value.”

	As of or For the		As of or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share data)	2020	2019	2020	2019
Net Income (Loss)	$(94)	$363	$(42)	$616
Net Income (Loss) Available to Common Stockholders	(94)	363	(52)	616
Net Income (Loss) per Diluted Share Available to Common Stockholders(1)	(0.49)	1.79	(0.27)	3.01
Revenues	3,517	4,310	7,942	8,275
Adjusted Income (Loss) from Operations	187	478	652	919
Adjusted Income (Loss) from Operations per Diluted Share Available to
Common Stockholders	0.97	2.36	3.27	4.50
Average Diluted Shares	193.8	202.9	196.2	204.4
Return on Equity (ROE), Including Accumulated Other Comprehensive
Income (AOCI) (Net Income)	-2.0%	8.3%	-0.5%	7.5%
Adjusted Operating ROE, Excluding AOCI (Income from Operations)	5.5%	13.6%	9.6%	13.1%
Book Value per Share, Including AOCI	$107.28	$91.92	$107.28	$91.92
Book Value per Share, Excluding AOCI	69.38	70.32	69.38	70.32

1 Due to reporting a net loss for the three and six months ended June 30, 2020, basic shares were used in the diluted EPS calculation for these periods as the use of diluted shares would have resulted in a lower loss per share.

Operating Highlights – Second Quarter 2020 vs Second Quarter 2019

•	Positive net flows in Annuities of $58 million
•	Retirement Plan Services deposits of $2.3 billion, up 11%
•	Life Insurance expense ratio improved 20 basis points
•	Group Protection insurance premiums of $1.1 billion, up 5%

There were no notable items within adjusted income from operations for the current quarter or the prior-year quarter.

Second Quarter 2020 – Segment Results

Annuities

Annuities reported income from operations of $237 million compared to $266 million in the prior-year quarter. This decrease was primarily driven by negative returns within the company’s alternative investment portfolio.

Total annuity deposits of $2.5 billion were down 31% from the prior-year quarter. Variable annuity sales were down 6% versus the prior-year quarter as growth in products without guaranteed living benefits was more than offset by a decline in guaranteed living benefit sales. Fixed annuity sales decreased 77% over the same period due to product actions taken to respond to lower interest rates.

Net flows were $58 million in the quarter, driven by sales growth from variable annuities without guarantees. Average account values of $134 billion were up 2% over the prior-year quarter and end-of-period account values increased 4%.

Retirement Plan Services

Retirement Plan Services reported income from operations of $30 million compared to $42 million in the prior-year quarter driven primarily by negative returns within the company’s alternative investment portfolio.

Total deposits for the quarter of $2.3 billion were up 11% driven by 36% growth in first-year sales and a 1% increase in recurring deposits.

Net outflows totaled $1.2 billion in the quarter compared to $307 million of positive flows in the prior-year quarter as the current quarter included two large case terminations. Average account values of $74 billion were up 1% over the prior-year quarter and end-of-period account values increased 3%.

Life Insurance

Life Insurance reported a loss from operations of $37 million compared to income from operations of $168 million in the prior-year quarter. This decrease was driven primarily by mortality related to COVID-19, which was consistent with the company’s previously stated expectations, and negative returns within the company’s alternative investment portfolio.

Total Life Insurance sales were $159 million compared to $210 million in the prior-year quarter. Growth in VUL was offset by declines in other life insurance products.

Total Life Insurance in-force of $863 billion grew 10% over the prior-year quarter, and average account values of $53 billion increased 2% over the same period.

Group Protection

Group Protection income from operations was $39 million in the quarter compared to $68 million in the prior-year period. The decrease was primarily driven by unfavorable risk results, including impacts from COVID-19, and negative returns within the company’s alternative investment portfolio.

The total loss ratio was 78% in the current quarter compared to 74% in the prior-year quarter driven by unfavorable life and disability experience, partially offset by favorable dental experience.

Group Protection sales were $105 million, up 11% compared to the prior-year quarter driven by an increase in life and disability sales. Employee-paid sales represented 52% of total sales. Insurance premiums of $1.1 billion were up 5%.

Other Operations

Other Operations reported a loss from operations of $82 million versus a loss of $66 million in the prior-year quarter.

Realized Gains and Losses / Impacts to Net Income

Realized gains/losses and impacts to net income (after-tax) in the quarter were primarily driven by:

•	A $150 million loss primarily as a result of the variable annuity GLB non-performance risk and accounting associated with the company’s modified coinsurance arrangements.
•	A $79 million increase on current expected credit loss, or “CECL,” reserves.

Unrealized Gains and Losses

The company reported a net unrealized gain of $14.7 billion, pre-tax, on its available-for-sale securities at June 30, 2020. This compares to a net unrealized gain of $8.5 billion at June 30, 2019, with the year-over-year increase primarily driven by lower treasury rates.

Share Count

The quarter’s average diluted share count of 193.8 million was down 4% from the second quarter of 2019, the result of repurchasing 8.0 million shares of stock since June 30, 2019. No shares were repurchased in the quarter.

Book Value

As of June 30, 2020, book value per share, including AOCI, increased 17% from the prior-year period to $107.28. Book value per share, excluding AOCI, decreased 1% from the prior-year period to $69.38.

The tables attached to this release define and reconcile the non-GAAP measures adjusted income from operations, adjusted operating ROE and BVPS, excluding AOCI, to net income, ROE and BVPS, including AOCI, calculated in accordance with GAAP.

This press release contains statements that are forward-looking, and actual results may differ materially. Please see the Forward-looking Statements – Cautionary Language at the end of this release for factors that may cause actual results to differ materially from the company’s current expectations.

For other financial information, please refer to the company’s second quarter 2020 statistical supplement and earnings and investment portfolio supplement available on its website, http://www.lfg.com/investor.

Lincoln Financial Group will discuss the company’s second quarter results with investors in a conference call beginning at 10:00 a.m. Eastern Time on Thursday, August 6, 2020. The conference call will be broadcast live through the company website at www.lfg.com/webcast. Please log on at least fifteen minutes prior to the call to register and download any necessary streaming media software. To participate via phone: (866) 394-4575 (U.S./Canada) or (678) 509-7536 (International). Ask for the Lincoln National Conference Call.

A replay of the call will be available by 1:00 p.m. Eastern Time on August 6, 2020 at www.lfg.com/webcast. Audio replay will be available from 1:00 p.m. Eastern Time on August 6, 2020 through 12:00 p.m. Eastern Time on August 13, 2020. To access the re-broadcast, dial: (855) 859-2056 (Domestic) or (404) 537-3406 (International). Enter conference code: 5964583.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help people take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, and guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $270 billion in end-of-period account values as of June 30, 2020. Lincoln Financial Group is a committed corporate citizen included on major sustainability indices including the Dow Jones Sustainability Index North America and FTSE4Good. Dedicated to diversity and inclusion, we earned perfect 100 percent scores on the Corporate Equality Index and the Disability Equality Index, and rank among Forbes’ World’s Best Employers, Best Large Employers, Best Employers for Diversity, Best Employers for Women and JUST 100, and Newsweek’s Most Responsible Companies. Learn more at: www.LincolnFinancial.com.  Follow us on Facebook,  Twitter,  LinkedIn, and Instagram.  Sign up for email alerts at http://newsroom.lfg.com.

Contacts:	Chris Giovanni	Scott Sloat
	(484) 583-1793	(484) 583-1625
	Investor Relations	Media Relations
	InvestorRelations@LFG.com	scott.sloat@LFG.com

Explanatory Notes on Use of Non-GAAP Measures

Management believes that adjusted income from operations (adjusted operating income), adjusted operating return on equity, adjusted operating revenues, and adjusted operating EPS better explain the results of the company’s ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company’s current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. Management also believes that using book value excluding accumulated other comprehensive income (“AOCI”) enables investors to analyze the amount of our net worth that is primarily attributable to our business operations. Book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

For the historical periods, reconciliations of non-GAAP measures used in this press release to the most directly comparable GAAP measure may be included in this Appendix to the press release and/or are included in the Statistical Reports for the corresponding periods contained in the Earnings section of the Investor Relations page on our website: www.lfg.com/investor.

Definitions of Non-GAAP Measures Used in this Press Release

Adjusted income (loss) from operations, adjusted operating revenues and adjusted operating return on equity (including and excluding average goodwill within average equity), excluding AOCI, using annualized adjusted income (loss) from operations are financial measures we use to evaluate and assess our results. Adjusted income (loss) from operations, adjusted operating revenues and adjusted operating return on equity (“ROE”), as used in the press release, are non-GAAP financial measures and do not replace GAAP net income (loss), revenues and ROE, the most directly comparable GAAP measures.

Adjusted Income (Loss) from Operations

Adjusted income (loss) from operations is GAAP net income (loss) excluding the after-tax effects of the following items, as applicable:

•	Realized gains and losses associated with the following (“excluded realized gain (loss)”):
o	Sales or disposals and impairments of financial assets;
o	Changes in the fair value of equity securities;
o	Changes in the fair value of derivatives, embedded derivatives within certain reinsurance arrangements and trading securities (“gain (loss) on the mark-to-market on certain instruments”);
o	Changes in the fair value of the derivatives we own to hedge our guaranteed death benefit (“GDB”) riders within our variable annuities;
o	Changes in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders reflected within variable annuity net derivative results accounted for at fair value;
o	Changes in the fair value of the derivatives we own to hedge our GLB riders reflected within variable annuity net derivative results; and
o

Changes in the fair value of the embedded derivative liabilities related to index options we may purchase or sell in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for at fair value (“indexed annuity forward-starting options”);

•	Changes in reserves resulting from benefit ratio unlocking on our GDB and GLB riders (“benefit ratio unlocking”);
•	Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;
•	Gains (losses) on early extinguishment of debt;
•	Losses from the impairment of intangible assets;
•	Income (loss) from discontinued operations;
•	Acquisition and integration costs related to mergers and acquisitions; and
•	Income (loss) from the initial adoption of new accounting standards, regulations and policy changes including the net impact from the Tax Cuts and Jobs Act.

Adjusted Operating Revenues

Adjusted operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable:

•	Excluded realized gain (loss);
•	Revenue adjustments from the initial adoption of new accounting standards;
•	Amortization of deferred front-end loads (“DFEL”) arising from changes in GDB and GLB benefit ratio unlocking; and
•	Amortization of deferred gains arising from reserve changes on business sold through reinsurance.

Adjusted Operating Return on Equity

Adjusted operating return on equity measures how efficiently we generate profits from the resources provided by our net assets.

•	It is calculated by dividing annualized adjusted income (loss) from operations by average equity, excluding accumulated other comprehensive income (loss) ("AOCI").
•	Management evaluates return on equity by both including and excluding average goodwill within average equity.

Definition of Notable Items

Adjusted income (loss) from operations, excluding notable items, is a non-GAAP measure that excludes items which, in management’s view, do not reflect the company’s normal, ongoing operations.

•

We believe highlighting notable items included in adjusted income (loss) from operations enables investors to better understand the fundamental trends in its results of operations and financial condition.

Book Value Per Share, Excluding AOCI

Book value per share, excluding AOCI is calculated based upon a non-GAAP financial measure.

•	It is calculated by dividing (a) stockholders' equity, excluding AOCI by (b) common shares outstanding.
•	We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.
•

Management believes book value per share, excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

•	Book value per share is the most directly comparable GAAP measure.

Special Note

Sales

Sales as reported consist of the following:

•	Annuities and Retirement Plan Services – deposits from new and existing customers;
•	MoneyGuard® – 15% of total expected premium deposits;
•	Universal life (“UL”), indexed universal life (“IUL”), variable universal life (“VUL”) – first-year commissionable premiums plus 5% of excess premiums received;
•	Executive Benefits – single premium bank-owned UL and VUL, 15% of single premium deposits, and corporate-owned UL and VUL, first-year commissionable premiums plus 5% of excess premium received;
•	Term – 100% of annualized first-year premiums; and
•	Group Protection – annualized first-year premiums from new policies.

Lincoln National Corporation

Reconciliation of Net Income to Adjusted Income from Operations

	For the		For the
(in millions, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Total Revenues	$3,517	$4,310	$7,942	$8,275
Less:
Excluded realized gain (loss)	(694)	(161)	(770)	(562)
Amortization of DFEL on benefit ratio unlocking	2	1	(7)	4
Total Adjusted Operating Revenues	$4,209	$4,470	$8,719	$8,833

Net Income (Loss) Available to Common
Stockholders – Diluted	$(94)	$363	$(52)	$616
Less:
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	-	(10)	-
Net Income (Loss)	(94)	363	(42)	616
Less:
Excluded realized gain (loss), after-tax	(548)	(128)	(609)	(443)
Benefit ratio unlocking, after-tax	282	46	(67)	188
Acquisition and integration costs related to mergers
and acquisitions, after-tax	(3)	(33)	(6)	(48)
Gain (loss) on early extinguishment of debt, after-tax	(12)	-	(12)	-
Total adjustments	(281)	(115)	(694)	(304)
Adjusted Income (Loss) from Operations	$187	$478	$652	$919

Earnings (Loss) Per Common Share – Diluted
Net income (loss)(2)	$(0.49)	$1.79	$(0.27)	$3.01
Adjusted income (loss) from operations	0.97	2.36	3.27	4.50

Average Stockholders' Equity
Average equity, including average AOCI	$18,653	$17,436	$18,393	$16,410
Average AOCI	5,164	3,394	4,751	2,412
Average equity, excluding AOCI	13,489	14,042	13,642	13,998
Average goodwill	1,778	1,778	1,778	1,779
Average equity, excluding AOCI and goodwill	$11,711	$12,264	$11,864	$12,219

Return on Equity, Including AOCI
Net income (loss) with average equity including goodwill	-2.0%	8.3%	-0.5%	7.5%

Adjusted Operating Return on Equity, Excluding AOCI
Adjusted income (loss) from operations with average equity
including goodwill	5.5%	13.6%	9.6%	13.1%
Adjusted income (loss) from operations with average equity
excluding goodwill	6.4%	15.6%	11.0%	15.0%

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would result in a more dilutive EPS.

(2) Due to reporting a net loss for the three and six months ended June 30, 2020, basic shares were used in the diluted EPS calculation for these periods as the use of diluted shares would have resulted in a lower loss per share.

Lincoln National Corporation

Reconciliation of Book Value per Share

	As of June 30,
	2020	2019
Book value per share, including AOCI	$107.28	$91.92
Per share impact of AOCI	37.90	21.60
Book value per share, excluding AOCI	69.38	70.32

Lincoln National Corporation

Digest of Earnings

	For the
(in millions, except per share data)	Three Months Ended
	June 30,
	2020	2019

Revenues	$3,517	$4,310

Net Income (Loss)	$(94)	$363
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	-
Net Income (Loss) Available to Common
Stockholders – Diluted	$(94)	$363

Earnings (Loss) per Common Share – Basic	$(0.49)	$1.80
Earnings (Loss) per Common Share – Diluted (2)	(0.49)	1.79

Average Shares – Basic	193,228,547	201,498,137
Average Shares – Diluted	193,776,452	202,905,913

	For the
	Six Months Ended
	June 30,
	2020	2019

Revenues	$7,942	$8,275

Net Income (Loss)	$(42)	$616
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	(10)	-
Net Income (Loss) Available to Common
Stockholders – Diluted	$(52)	$616

Earnings (Loss) per Common Share – Basic	$(0.22)	$3.03
Earnings (Loss) per Common Share – Diluted (2)	(0.27)	3.01

Average Shares – Basic	194,152,672	202,886,733
Average Shares – Diluted	196,236,491	204,426,073

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.
(2) Due to reporting a net loss for the three and six months ended June 30, 2020, basic shares were used in the diluted EPS calculation for these periods as the use of diluted shares would have resulted in a lower loss per share.

Forward Looking Statements — Cautionary Language

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements may contain words like: "anticipate," "believe," "estimate," "expect," "project," "shall," "will," and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln's businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those expressed in or implied by such forward-looking statements due to a variety of factors, including:

•

The continuation of the COVID-19 pandemic, or future outbreaks of COVID-19, and uncertainty surrounding the length and severity of future impacts on the global economy and on our business, results of operations and financial condition;

•	Further deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels and claims experience;
•

Adverse global capital and credit market conditions could affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•

Because of our holding company structure, the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts could harm the holding company’s ability to meet its obligations;

•

Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries' products; the required amount of reserves and/or surplus; our ability to conduct business and our captive reinsurance arrangements as well as restrictions on the payment of revenue sharing and 12b-1 distribution fees; the impact of U.S. federal tax reform legislation on our business, earnings and capital; and the impact of any “best interest” standards of care adopted by the Securities and Exchange Commission (“SEC”) or other regulations adopted by federal or state regulators or self-regulatory organizations relating to the standard of care owed by investment advisers and/or broker dealers;

•	Actions taken by reinsurers to raise rates on in-force business;
•	Further declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses, estimated gross profits and demand for our products;
•

Rapidly increasing interest rates causing contract holders to surrender life insurance and annuity policies, thereby causing realized investment losses, and reduced hedge performance related to variable annuities;

•

Uncertainty about the effect of continuing promulgation and implementation of rules and regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act on us, the economy and the financial services sector in particular;

•

The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•

A decline or continued volatility in the equity markets causing a reduction in the sales of our subsidiaries' products; a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products; an acceleration of the net amortization of deferred acquisition costs ("DAC"), value of business acquired ("VOBA"), deferred sales inducements ("DSI") and deferred front-end loads ("DFEL"); and an increase in liabilities related to guaranteed benefit features of our subsidiaries' variable annuity products;

•

Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•

A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries' products, in establishing related insurance reserves and in the net amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

•	Changes in accounting principles that may affect our financial statements;
•

Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•

Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•

Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain financial assets, as well as counterparties to which we are exposed to credit risk requiring that we realize losses on financial assets;

•	Inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others;
•

Interruption in telecommunication, information technology or other operational systems, or failure to safeguard the confidentiality or privacy of sensitive data on such systems from cyberattacks or other breaches of our data security systems;

•

The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including the successful implementation of integration strategies or the achievement of anticipated synergies and operational efficiencies related to an acquisition;

•	The adequacy and collectability of reinsurance that we have purchased;
•

The continuation of the COVID-19 pandemic, or future outbreaks of COVID-19 or other pandemics, acts of terrorism, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;

•

Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•	The unknown effect on our subsidiaries' businesses resulting from evolving market preferences and the changing demographics of our client base; and
•	The unanticipated loss of key management, financial planners or wholesalers.

The risks and uncertainties included here are not exhaustive. Our most recent Form 10-K and our Form 10-Q for the quarter ended March 31, 2020, as well as other reports that we file with the SEC, include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

The reporting of Risk Based Capital (“RBC”) measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.